As filed with the Securities and Exchange Commission on January 26, 2023.

Registration No. 333-127770

Registration No. 333-153535

Registration No. 333-206041

Registration No. 333-213363

Registration No. 333-220833

Registration No. 333-226152

Registration No. 333-237279

Registration No. 333-254916

Registration No. 333-257649

Registration No. 333-262007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration No. 333-127770

Form S-8 Registration No. 333-153535

Form S-8 Registration No. 333-206041

Form S-8 Registration No. 333-213363

Form S-8 Registration No. 333-220833

Form S-8 Registration No. 333-226152

Form S-8 Registration No. 333-237279

Form S-8 Registration No. 333-254916

Form S-8 Registration No. 333-257649

Form S-8 Registration No. 333-262007

UNDER THE SECURITIES ACT OF 1933

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3153858
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

345 Inverness Drive South

Building B, Suite 250

Englewood, CO 80112

Telephone: (720) 696-8100

(Address, including zip code, of Principal Executive Offices)

2005 Stock Incentive Plan

Viveve Medical, Inc. Amended and Restated 2013 Stock Option and Incentive Plan

Viveve Medical, Inc. 2017 Employee Stock Purchase Plan

(Full title of the plans)

Scott Durbin

345 Inverness Drive South
Building B, Suite 250
Englewood, CO 80112
Telephone: (720) 696-8100
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Shoaib Ghias, Esq. Goodwin Procter LLP Three Embarcadero Center San Francisco, CA 94111 (415) 733-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Viveve Medical, Inc. (the “Registrant”):

•

Registration Statement No. 333-127770, filed with the SEC on August 23, 2005, pertaining to the registration of 2,000,000 shares of common stock of PLC Systems Inc., the predecessor in interest to the Registrant, reserved for future issuance under the 2005 Incentive Plan (the “2005 Plan”);

•

Registration Statement No. 333-153535, filed with the SEC on September 17, 2008, pertaining to the registration of 2,000,000 shares of common stock of PLC Systems Inc., the predecessor in interest to the Registrant, reserved for future issuance under the 2005 Plan;

•

Registration Statement No. 333-206041, filed with the SEC on August 3, 2015, pertaining to the registration of 6,988,413 shares of common stock of the Registrant reserved for future issuance under the 2013 Stock Option and Incentive Plan, as amended (the “2013 Plan”);

•

Registration Statement No. 333-213363, filed with the SEC on August 29, 2016, pertaining to the registration of 737,500 shares of common stock of the Registrant reserved for future issuance under the 2013 Plan;

•

Registration Statement No. 333-220833, filed with the SEC on October 5, 2017, pertaining to the registration of (i) 2,000,000 shares of common stock of the Registrant reserved for future issuance under the 2013 Plan and (ii) 400,000 shares of common stock of the Registrant reserved for issuance under the Viveve Medical, Inc. 2017 Employee Stock Purchase Plan (the “ESPP”);

•

Registration Statement No. 333-226152, filed with the SEC on July 13, 2018, pertaining to the registration of 914,016 shares of common stock of the Registrant reserved for future issuance under the 2013 Plan;

•

Registration Statement No. 333-237279, filed with the SEC on March 19, 2020, pertaining to the registration of 14,483,319 shares of common stock of the Registrant reserved for future issuance under the 2013 Plan;

•

Registration Statement No. 333-254916, filed with the SEC on March 31, 2021, pertaining to the registration of 307,705 shares of common stock of the Registrant reserved for future issuance under the 2013 Plan;

•

Registration Statement No. 333-257649, filed with the SEC on July 2, 2021, pertaining to the registration of (i) 2,181,185 shares of common stock of the Registrant reserved for future issuance under the 2013 Plan and (ii) 499,978 shares of common stock of the Registrant reserved for issuance under the ESPP; and

•

Registration Statement No. 333-262007, filed with the SEC on January 5, 2022, pertaining to the registration of 1,076,833 shares of common stock of the Registrant reserved for future issuance under the 2013 Plan.

The Registrant is filing this Post-Effective Amendment to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Note that the numbers of securities listed above do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on January 26, 2023.

VIVEVE MEDICAL, INC.

By:	/s/ Scott Durbin
Scott Durbin, Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.